SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549



                                   Form 8-K



                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                                Date of Report:
                                October 1, 1999



                           SKY FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)



            Ohio                      1-14473                 34-1372535
(State or other jurisdiction        (Commission             (IRS Employer
      of incorporation)              File Number)         Identification No.)



      221 South Church Street
        Bowling Green, Ohio                                     43402
(Address of principal executive offices)                      (Zip Code)



       Registrant's telephone number, including area code: (419) 327-6300



                                       N/A
          (Former name or former address, if changed since last report)












<PAGE  2>


Item  5.   Other Items

Effective September 24, 1999, Sky Financial Group, Inc. (the Company) announced today that its Board of Directors has appointed Marty E. Adams to the position of Chief Executive Officer and Edward J. Reiter to the position of Interim Chairman, each by the unanimous vote of the Company's Board of Directors. David R. Francisco announced his retirement as Chairman and Chief Executive Officer of Sky Financial Group, Inc. Mr. Adams was designated as Mr. Francisco's successor in the 1998 merger-of-equals transaction which formed Sky Financial Group, Inc.

In other action, the Company's Board of Directors declared a 10% stock dividend on its common stock, payable November 1, 1999 to shareholders of record October 15, 1999.

In addition, the Company announced that the Board of Directors has reauthorized its common stock repurchase plan, through which the Company may repurchase up to 3.5 million in shares of Sky Financial common stock over a twelve month period in the open market or in privately negotiated transactions. This action represents a continuation of the Company's program in which shares are repurchased for use in future stock dividends and for use in its stock option plans.

Effective September 30, 1999, Sky Financial Group, Inc. completed its acquisition of Mahoning National Bancorp, Inc. (Mahoning National). Mahoning National is an $800 million bank holding company headquartered in Youngstown, Ohio. Under the terms of the transaction, shareholders of Mahoning National received approximately 10,341,000 shares of the Company's common stock in a tax-free exchange accounted for as a pooling-of-interests. The Company plans to complete the systems conversions and integration of Mahoning National Bank of Youngstown in the first quarter of 2000.

Attached hereto as Exhibit 99.1 is a copy of the Company's press release dated September 24, 1999.



Item  7.   Exhibits

  99.1     Text of press release, dated September 24, 1999, issued by
             Sky Financial Group, Inc.













<PAGE  3>



                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 SKY FINANCIAL GROUP, INC.


                                 By:  /s/ Kevin T. Thompson


                                 Name:    Kevin T. Thompson
                                 Title:   Executive Vice President and
                                          Chief Financial Officer


Date:  October 1, 1999